Exhibit 99.1

Schedule A

Solo Cup Company and Subsidiaries

Consolidated Statements of Operations

(In millions)

	Q1 2010	Q1 2009

Net sales	$344.9	$349.6
Cost of goods sold	306.6	312.3

Gross profit	38.3	37.3
Selling, general and administrative expenses	34.8	35.7
Loss on asset disposals	1.0	2.3

Operating income (loss)	2.5	(0.7)
Interest expense, net	17.1	14.6
Foreign currency exchange loss, net	1.4	0.9

Loss before income taxes	(16.0)	(16.2)
Income tax provision (benefit)	0.5	(6.0)

Net loss	$(16.5)	$(10.2)

Reconciliation of net loss to EBITDA (non-GAAP measure)

	Q1 2010	Q1 2009
Net loss(1)	$(16.5)	$(10.2)
Interest expense, net	17.1	14.6
Income tax provision (benefit)	0.5	(6.0)
Depreciation and amortization	17.0	17.9

EBITDA (non-GAAP measure)	$18.1	$16.3

(1) Net loss includes the following items, which are listed here to provide information for purposes of additional analysis:

	Q1 2010	Q1 2009
Plant closure expenses and severance costs	$—	$4.4
Closed plant inefficiencies	—	0.8
Loss on asset disposals	1.0	2.3
Foreign currency exchange loss, net	1.4	0.9
Long-term incentive plan	(0.2)	0.2
Contractual resolution charge	—	3.9

Solo Cup Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions)

	March 28, 2010	December 27, 2009
Assets

Cash and cash equivalents	$28.4	$30.0
Accounts receivable, net	119.7	124.9
Inventories	288.4	232.6
Deferred income taxes	21.4	19.1
Other current assets	32.9	29.8

Total current assets	490.8	436.4

Property, plant and equipment, net	507.5	509.0
Other assets	29.9	42.0

Total assets	$1,028.2	$987.4

Liabilities and Shareholder’s Equity

Accounts payable	$96.6	$82.0
Accrued expenses	53.4	55.6
Current maturities of long-term debt	0.4	0.8
Other current liabilities	55.4	47.1

Total current liabilities	205.8	185.5

Long-term debt, net of current maturities	677.8	635.3
Deferred income taxes	24.9	22.7
Other liabilities	117.5	125.7

Total liabilities	1,026.0	969.2

Total shareholder’s equity	2.2	18.2

Total liabilities and shareholder’s equity	$1,028.2	$987.4

Solo Cup Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In millions)

	Q1 2010	Q1 2009
Cash flows from operating activities
Net loss	$(16.5)	$(10.2)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	17.0	17.9
Deferred financing fee amortization	1.7	1.6
Loss on asset disposals	1.0	2.3
Deferred income taxes	(0.3)	(5.4)
Foreign currency exchange loss, net	1.4	0.9
Changes in operating assets and liabilities	(30.4)	19.6
Other, net	0.7	—

Net cash (used in) provided by operating activities	(25.4)	26.7

Cash flows from investing activities
Purchase of property, plant and equipment	(20.0)	(15.9)
Proceeds from sale of property, plant and equipment	—	0.1
Decrease in restricted cash	2.2	—

Net cash used in investing activities	(17.8)	(15.8)

Cash flows from financing activities
Net borrowings under revolving credit facilities	42.3	39.0
Repayment of term notes	(0.3)	(60.3)
Repayment of other debt	(0.1)	(0.1)
Return of capital to parent	(0.1)	—
Debt issuance costs	(0.5)	—

Net cash provided by (used in) financing activities	41.3	(21.4)

Effect of exchange rate changes on cash	0.3	(0.3)

Net decrease in cash and cash equivalents	(1.6)	(10.8)
Cash and cash equivalents, beginning of period	30.0	57.5

Cash and cash equivalents, end of period	$28.4	$46.7